As filed with the Securities and Exchange Commission on August 13, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIAMI INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-1482385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Roszel Road, Suite 1A Princeton, New Jersey (Address of Principal Executive Offices)	08540 (Zip Code)
2008 Stock Incentive Plan
2008 Stock Incentive Plan for Non-Employee Directors and Members of the Board of Advisors
2013 Stock Option and Incentive Plan for Employees and Consultants
2013 Stock Option and Incentive Plan for Non-Employee Directors, Committee Members and Members of the Board of Advisors
2021 Stock Option and Incentive Plan for Employees and Consultants
Restricted Stock Awards Outside of Plan
2022 Equity Incentive Plan
(Full title of the plan)
Thomas P. Gallagher
Chairman and Chief Executive Officer
Miami International Holdings, Inc.
7 Roszel Road, Suite 1A
Princeton, New Jersey 08540
(609) 897-7300
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Herbert F. Kozlov, Esq. Danielle Carbone, Esq. Reed Smith LLP 599 Lexington Avenue New York, New York 10022 (212) 521-5400	Barbara Comly, Esq. Executive Vice President, General Counsel and Corporate Secretary Miami International Holdings, Inc. 7 Roszel Road, Suite 1A Princeton, New Jersey 08540 (609) 897-7300	Jeffrey G. Aromatorio, Esq. Reed Smith LLP 225 Fifth Avenue Pittsburgh, Pennsylvania 15222 (412) 288-3364
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants in the equity compensation plans covered by this Registration Statement, as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents filed with the Securities and Exchange Commission (the “Commission”) by Miami International Holdings, Inc. (the “Registrant”) are incorporated herein by reference.
(1)The Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025, as amended on August 4, 2025, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;
(2)The Registrant’s prospectus to be filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025, as amended on August 4, 2025; and
(3)The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on August 13, 2025 (File No. 001-42805) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
ITEM 4.    DESCRIPTION OF SECURITIES
Not applicable.
ITEM 5.    INTEREST OF NAMED EXPERTS AND COUNSEL
Not applicable.
ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS
Limitation of Directors’ and Officers’ Liability and Indemnification

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for any breach of their fiduciary duties as directors, to the fullest extent permitted by the DGCL.
Section 145(a) of the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that their conduct was unlawful.
Section 145(b) of the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
We have entered into indemnification agreements with our executive officers and directors. These indemnification agreements will provide broader indemnity rights than those provided under the DGCL and our amended and restated certificate of incorporation. These indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.
We maintain directors’ and officers’ liability insurance for the benefit of our directors and executive officers.
ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

ITEM 8.    EXHIBITS
The following exhibits are hereby filed as part of this Registration Statement:

Exhibit Number	Exhibit Description

4.1
Amended and Restated Certificate of Incorporation, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 001-288767), filed with the SEC on July 18, 2025).

4.2
Amended and Restated By-Laws, as currently in effect (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 001-288767), filed with the SEC on July 18, 2025).

5.1	Opinion of Reed Smith LLP (filed herewith).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Reed Smith LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (reference is made to the signature page hereto).

99.1
Miami International Holdings, Inc. 2008 Stock Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025).

99.2
Miami International Holdings, Inc. 2008 Stock Incentive Plan for Non-Employee Directors and Members of the Board of Advisors, as amended (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025).

99.3
Form of Miami International Holdings, Inc. Stock Option Agreement [for Employees] pursuant to 2008 Stock Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025).

99.4
Form of Miami International Holdings, Inc. Non-Qualified Stock Option Agreement [for Non-Employee Directors] pursuant to 2008 Stock Incentive Plan for Non-Employee Directors and Members of the Board of Advisors, as amended (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025).

99.5
Miami International Holdings, Inc. 2013 Stock Option and Incentive Plan for Employees and Consultants, as amended (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025).

99.6
Miami International Holdings, Inc. 2013 Stock Option and Incentive Plan for Non-Employee Directors, Committee Members and Members of the Board of Advisors, as amended (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025).

99.7
Form of Miami International Holdings, Inc. Notice of Stock Option Grant and Stock Option Award Agreement pursuant to 2013 Stock Option and Incentive Plan for Employees and Consultants, as amended (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025).

99.8
Form of Miami International Holdings, Inc. Restricted Stock Award Agreement pursuant to 2013 Stock Option and Incentive Plan for Employees and Consultants, as amended (incorporated herein by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025).

99.9
Form of Miami International Holdings, Inc. Notice of Stock Option Grant and Stock Option Award Agreement pursuant to 2013 Stock Option and Incentive Plan for Non-Employee Directors, Committee Members and Members of the Board of Advisors, as amended (incorporated herein by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025).

99.10
Miami International Holdings, Inc. 2021 Stock Option and Incentive Plan for Employees and Consultants (incorporated herein by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025).

99.11
Form of Miami International Holdings, Inc. Notice of Stock Option Grant and Stock Option Award Agreement pursuant to 2021 Stock Option and Incentive Plan for Employees and Consultants (incorporated herein by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025).

99.12
Form of Miami International Holdings, Inc. Restricted Stock Award Agreement pursuant to 2021 Stock Option and Incentive Plan for Employees and Consultants (incorporated herein by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025).

99.13
Omnibus Amendment to Stock Incentive Plans of Miami International Holdings, Inc. (incorporated herein by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025).

99.14
Miami International Holdings, Inc. 2022 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025).

99.15
Form of Notice of Stock Option Grant and Stock Option Award Agreement pursuant to the Miami International Holdings, Inc. 2022 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025).

99.16
Form of Restricted Stock Award Agreement pursuant to the Miami International Holdings, Inc. 2022 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1 (File No. 333-288767), filed with the SEC on July 18, 2025).

107	Filing Fee Table (filed herewith).
ITEM 9.    UNDERTAKINGS
(a)Rule 415 offering.
The undersigned Registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;
Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, State of New Jersey on August 13, 2025.

MIAMI INTERNATIONAL HOLDINGS, INC.

By:	/s/ Thomas P. Gallagher
Thomas P. Gallagher
Chairman and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Thomas P. Gallagher and Barbara J. Comly, and each of them acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas P. Gallagher	Chairman and Chief Executive Officer (Principal Executive Officer)	August 13, 2025
Thomas P. Gallagher

/s/ Lance Emmons	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 13, 2025
Lance Emmons

/s/ Talal Jassim Al-Bahar	Director	August 13, 2025
Talal Jassim Al-Bahar

/s/ John Beckelman	Director	August 13, 2025
John Beckelman

/s/ Lee Becker	Director	August 13, 2025
Lee Becker

/s/ David Brown	Director	August 13, 2025
David Brown

/s/ Kurt M. Eckert	Director	August 13, 2025
Kurt M. Eckert

/s/ Kenneth W. Lozier	Director	August 13, 2025
Kenneth W. Lozier

/s/ Mark I. Massad	Director	August 13, 2025
Mark I. Massad

/s/ Lisa Moore	Director	August 13, 2025
Lisa Moore

/s/ Jamil Nazarali	Director	August 13, 2025
Jamil Nazarali

/s/ Mark F. Raymond	Director	August 13, 2025
Mark F. Raymond

/s/ Cynthia Schwarzkopf	Director	August 13, 2025
Cynthia Schwarzkopf

/s/ Murray Stahl	Director	August 13, 2025
Murray Stahl

/s/ Paul V. Stahlin	Director	August 13, 2025
Paul V. Stahlin

/s/ J. Gray Teekell	Director	August 13, 2025
J. Gray Teekell